Exhibit 2.4

WKN: 566480

ISIN: DE0005664809

Reference number: [•]

[•] no-par stock

Evotec SE

Hamburg

Global certificate

for [•] bearer common stocks in the form of no-par stock

Stock numbers: [•] to [•]

The bearer of this global certificate is a shareholder of Evotec SE, Hamburg, in accordance with its Articles of Association and holds [•] no-par stocks.

The number of stocks issued and certificated by this global certificate is derived from the current electronic book entry documentation of Clearstream Banking AG, Frankfurt am Main.

This global certificate is solely to be held in custody by Clearstream Banking AG, Frankfurt am Main.

No global dividend coupon has been issued for this global certificate.

The stocks certificated in this global certificate are entitled to dividends from the beginning of the fiscal year for which a resolution on the appropriation of distributable profit has not yet been adopted by the General Meeting at the time the subscription right is exercised.

Hamburg, [•]

Evotec SE

represented by

Dr Christian Wojczewski/ CEO	Laetitia Rouxel / CFO